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                                                                    Exhibit 10.1


                                  June 18, 2003

Mr. Donald E. Ellis, Jr.
607 Haddington Lane
Peachtree City, Georgia  30269

          Re:      Employment Offer

Dear Gene:

I am pleased to memorialize the terms of your continued full time employment with PRG-Schultz USA, Inc. ("PRG") as Executive Vice President-Finance, Chief Financial Officer and Treasurer of PRG-Schultz USA, Inc. and of PRG-Schultz International, Inc. ("PRGX"). You will continue to report to the Chief Executive Officer of PRGX. You will continue to be responsible for all Finance Department functions of PRG and PRGX, including financial planning, worldwide taxation planning and compliance, budgeting, accounting and treasury functions and will continue to serve as key spokesperson and contact for shareholders, investors and banking agencies for PRGX.

The following confirms the terms of your continued employment with PRG:

1. Existing Letter Agreement. Except as specifically set forth below, the terms set forth in that certain letter agreement from me to you dated January 15, 2001 (the "Existing Agreement") shall remain in full force and effect.

2. Base Salary. Section 1 of the Existing Agreement is modified such that effective February 24, 2003 you will thereafter be paid base salary at the rate of $325,000.00 per annum, paid $12,500.00 every two weeks and pro-rated for partial years.

3. Performance Bonus. Section 2 of the Existing Agreement is modified such that beginning with calendar year 2003 goals annual payout potentials shall be increased from a maximum of 70% of your base salary to a maximum of 80% of your base salary for achievement of your performance goals. Additionally, beginning with calendar year 2003 goals, your payout potential for achievement of your "target" goals will be increased to 40% of your base salary. In addition, for calendar year 2003 only, if PRGX does not achieve the revised "target" goals, but does achieve the goals described in the minutes of the meeting of the Board of Directors of PRGX held on February 25, 2003, you will be entitled to a special bonus of up to 20% of your base salary as described in such minutes unless such goals are changed hereafter by the Board. The remaining terms set forth in
      Section 2 of the Existing Agreement shall remain in effect.
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Mr. Donald E. Ellis, Jr.
June 18, 2003
Page 2

4. Options. The Board of Directors of PRGX has granted to you options to purchase an additional 40,000 shares of Common Stock in PRG-Schultz International, Inc. vesting ratably and annually over 4 years. This grant is made pursuant to the terms of an option agreement, the form of which will be delivered to you under separate cover.

5. Good Reason. The definition of "Good Reason" appearing in the second sentence of Section 8(d) of the Existing Agreement is hereby deleted and replaced with the following new sentence: For purposes of this Agreement, "Good Reason" means any one of the following events: (i) the assignment to you of duties or positions or titles inconsistent with or lower than any of the duties, positions or titles provided in this Agreement; (ii) the principal place where you are required to perform a substantial portion of your employment duties hereunder is outside of the metropolitan Atlanta, Georgia area; (iii) the reduction of your Base Salary, potential Bonus or annual automobile allowance below amounts set forth herein; provided however you shall have no right to terminate pursuant to this clause (iii) of Section 8(d) if PRGX's Board of Directors or the Compensation Committee of the Board of PRGX (the "Committee") has duly authorized and directed a general compensation decrease for all executive employees of PRG and PRGX and the reduction of the sum of your Base Salary, potential Bonus and automobile allowance hereunder is reduced on a prorata basis in respect of all other such executives; (iv) a "Change in Control" (as defined below) shall have occurred; or (v) PRGX reassigns your reporting duties such that you are no longer reporting directly to the Chief Executive Officer of PRGX.

6. Change in Control. The last sentence of Section 8(d) of the Existing Agreement is hereby deleted in its entirety and replaced with the following new sentence:

            For purposes of this Agreement, a "Change in Control" shall have occurred if:

            (A) a majority of the directors of PRGX shall be persons other than persons:

                  (xx) for whose election proxies shall have been solicited by the board; or

                  (yy) who are then serving as directors appointed by the board to fill vacancies on the board caused by death or resignation, but not by removal, or to fill newly-created directorships;

                                       or

            (B) a majority of the outstanding voting power of PRGX shall have been acquired or beneficially owned by any person (other than PRGX or a subsidiary of PRGX) or any two or more persons acting as a partnership, limited partnership, syndicate or other group, entity or association acting in


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Mr. Donald E. Ellis, Jr.
June 18, 2003
Page 3

                  concert for the purpose of acquiring, holding or disposing of voting stock of PRGX; or

            (C)   there shall have occurred:

                  (ww) a merger or consolidation of PRGX with or into another corporation, other than (1) a merger or consolidation with a subsidiary of PRGX or (2) a merger or consolidation in which the holders of voting stock of PRGX immediately prior to the merger as a class hold immediately after the merger at least a majority of all outstanding voting power of the surviving or resulting corporation or its parent; or

                  (xx) a statutory exchange of shares of one or more classes or series of outstanding voting stock of PRGX for cash, securities or other property, other than an exchange in which the holders of voting stock of PRGX immediately prior to the exchange as a class hold immediately after the exchange at least a majority of all outstanding voting power of the entity with which the PRGX stock is being exchanged; or

                  (yy) the sale or other disposition of all or substantially all of the assets of PRGX, in one transaction or a series of transactions, other than a sale or disposition in which the holders of voting stock of PRGX immediately prior to the sale or disposition as a class hold immediately after the exchange at least a majority of all outstanding voting power of the entity to which the assets of PRGX are being sold; or

                  (zz)  the liquidation or dissolution of PRGX.

7.    Severance; Retirement.

      (a) The clause "prior to October 26, 2003" is hereby deleted from the first sentence of Section 9(b) of the Existing Agreement.

      (b) The clause "is terminated on or after October 26, 2003 by PRG without cause or by you for Good Reason or" is hereby deleted from the first sentence of Section 9(c) of the Existing Agreement.

      (c) The following new sentence is added after the current last sentence of Section 9(c) of the Existing Agreement: "For purposes hereof, "Retirement" means you terminate this agreement by giving PRG thirty days' written notice in the manner specified in Section


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Mr. Donald E. Ellis, Jr.
June 18, 2003
Page 4

            11, effective on or after the date on which you turn 65; provided that at the time of such notice to PRG, there is no basis for termination by PRG of your employment for cause and the facts and circumstances constituting cause have not been known by the Chief Executive Officer of PRGX for thirty (30) days or more. "

8. Notices. Section 11 of the Existing Agreement is amended to change the address to which all notices to PRGX and/or PRG should be sent to the following:

         "If to PRG:                PRG-Schultz International, Inc.
                                    600 Galleria Parkway
                                    Suite 100
                                    Atlanta, Georgia 30339
                                    Attention: Chief Executive Officer"

9. Indemnification Agreement. The parties hereto acknowledge and agree that the Indemnification Agreement (as defined in Section 17 of the Existing Agreement) is and remains in full force and effect.


Please confirm your acceptance of these terms by signing and returning this letter to me at your earliest convenience.

                                         Best wishes,


                                         /s/ John M. Cook
                                         John M. Cook,
                                         Chairman and Chief Executive Officer

Accepted and agreed:

/s/ Donald E. Ellis, Jr.
Donald E. Ellis, Jr.

Date: June 18, 2003



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